Exhibit 23.7

To the Board of Directors of

Vale S.A. (“Vale”) and

Vale Overseas Limited (“Vale Overseas”)

Ladies and Gentlemen:

I, Mark Bowater hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Vale and Vale Overseas of Vale’s Annual Report on Form 20-F for the year ended December 31, 2011, in which I, Mark Bowater am named as having prepared certain of Vale’s coal reserve estimates.

Very truly,

/s/ Mark Bowater

Mark Bowater

Director

18 October 2012